SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement ("Agreement") made as of this 26th day of March, 2000 among Shenzhen Huading Financial Information Holdings Co. Ltd., an enterprise with legal person status incorporated and maintained under the law of the People's Republic of China, having its head office at 27F International Building, No.23 Jianshe Road, Shenzh, China ("Holdings"), Huading Financial Network Limited, a corporation incorporated under the laws of Hong Kong and having an office c/o Nine Queens Road, Suite 605-6, Central, Hong Kong ("HFN"), those persons described in Schedule I annexed hereto who are the record and beneficial owners of all of the issued and outstanding shares of capital stock of HFN ("Shareholders") and Centrock Incorporated, a corporation organized under the laws of the State of Nevada in the United States of America and having an office located at South 124 Wall Street, Spokane, Washington , USA 99201 ("Centrock").

WITNESSETH:

WHEREAS, Holdings and APR Strategic Investment Ltd. ("APR") caused HFN to be organized for the benefit of the Shareholders and for the purpose of developing a business to provide the people of China stock market and financial information and a facility for on-line trading through the internet; and Holdings and APR caused to be organized as a wholly-owned subsidiary of HFN in the Peoples Republic of China a corporation known as Shenzhen Huading Financial Network, Ltd. ("SHFN")

Holdings and APR caused to be transferred to HFN and SHFN certain assets, both tangible and intangible, including all of the shares of stock of SHFN on behalf of the Shareholders in consideration for the original issuance of 169,400,000 ordinary shares of HFN ("HFN Shares") to the shareholders; and

Centrock intends to acquire and the Shareholders intend to transfer and exchange the HFN Shares to Centrock in consideration of the issuance of shares of common stock of Centrock in accordance with the terms and conditions of this Agreement. The shares of common stock of Centrock are listed and traded on the NASD OTC Bulletin Board.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth the parties agree as follows:

Purchase and Exchange of HFN Shares: Subject to the terms and conditions of this agreement Centrock agrees to purchase from the Shareholders the HFN Shares in consideration of the exchange, issuance and delivery to the Shareholders by Centrock of an aggregate of ten (10,000,000) million shares of the common stock of Centrock ("Centrock Shares") in the amounts to each of the shareholders as set forth in Schedule I annexed hereto and for other good and valuable consideration as set forth in this Agreement.
Closing: The closing of the purchase of the HFN Shares in exchange for the issuance and delivery of the Centrock Shares shall be held at the offices of _________ at ______ o' clock on ______________ ("Closing
Date"), provided, however, that the Closing Date shall be no later than ___________, 2000 unless extended by mutual agreement of the parties hereto. At the Closing Centrock shall deliver to the Shareholders share certificates registered in the name of each of the Shareholders and representing the number of Centrock shares set forth after each of their names of Schedule I hereto and each such certificate shall bear a restrictive legend as set forth in Section (h) hereof which endorsement shall hereby confirm the agreement by each of the Shareholders (i) to hold their respective shares for investment purposes only and not with a view to distribute and (ii) not transfer, assign or trade such Shares for a period of one year after the Closing Date or such longer period as any exchange on which the Shares are co-listed may impose.

3.    Agreements of Centrock.

Centrock hereby represents, acknowledges and agrees to and with Holdings and the Shareholders as of the date hereof and as at the Closing Date as follows:

    (a) Centrock will use its best efforts to obtain financing of up to an aggregate of $5,000,000 pursuant to private placements of its shares of common stock and or warrants involving up to a maximum of 2,000,000 shares of common stock of Centrock pursuant to applicable exemptions from the registration provisions of the U.S. Securities Exchange Commission ("SEC") under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder ("Act").

Centrock will cooperate with the subscribing Shareholders and use its best efforts (when the opportunity arises and in the best interests of Centrock in conjunction with other filings under the Act and subject to the judgment of any underwriter of Centrock shares of common stock pursuant to a public offering there of) to register and qualify the Centrock shares of common stock issued to those persons who purchase the Centrock shares of common stock pursuant to such private placements.

    The proceeds of such private placements will be generally applied by Centrock toward the implementation of the commercial plan of SHFN dated November, 1999 and annexed hereto as Schedule II ("Commercial Plan").

    (b) As soon as practicable after the Closing, Centrock and its Board of Directors will adopt a Qualified Incentive Stock Option Plan ("Plan") authorizing options to purchase up to 10% of the then issued and outstanding shares of common stock of Centrock in order to motivate and incentivize employees, directors and others; and it is understood and agreed that any options granted or shares of common stock of Centrock acquired pursuant to the grant of such options under the Plan shall not by agreement or otherwise constitute a part of any pooling arrangement and such shares shall be transferable under the Act.

(c) Centrock and its Board of Directors agree not to enter into any material contracts, undertaking or commitments prior to the Closing unless approved in writing by Holdings through its authorized and designated representatives except that Centrock and its Board of Directors will conclude a private placement of 200,000 shares of its common stock for consideration of $200,000.

(d) Centrock agrees that on the date of the Closing it will cause five million (5,000,000) of the currently issued and outstanding shares of common stock of Centrock to be cancelled leaving a balance of three (3,000,000) million validly issued, fully paid, and outstanding shares of common stock of Centrock plus the shares of Common Stock of Centrock issued under subparagraph (c) hereof, and Centrock further agrees and acknowledges to the best of its knowledge, information and belief there are no outstanding agreements, options of understandings to issue shares of common stock of Centrock other than as provided in this Agreement.

(e) Centrock is a reporting corporation under the laws of the state of Nevada in good standing with all regulatory agencies including the National Association of Securities Dealers, Inc. ("NASD") and Cents shares of common stock are listed and traded on the Over-The-Counter Electronic Bulletin Board of the NASD and is current in all of its Securities and Exchange Commission reporting requirements.

4.    Representations. Warranties and Agreements of Centrock.

Centrock and its Board of Directors hereby acknowledges, agrees, represents and warrants with and to Holdings and the Shareholders on the date hereof and on the Closing Date, as follows:

(a) Organization Standing and Power. Centrock has been duly organized, is validly existing as a corporation and is in good standing under the laws of the State of Nevada. Centrock has all requisite power and authority, and all material consents, approvals, authorizations, orders, registrations, qualifications, licenses and permits of and from all applicable public, regulatory of governmental agencies and bodies, to own, lease and operate its properties and conduct its business as now being conducted.

(b) No Conflict. Centrock has full corporate power and authority to enter into this Agreement on the terms and conditions set forth herein. The execution and delivery of this Agreement by Centrock and the consummation of the transactions contemplated hereby (i) have been duly and validly authorized and approved by all necessary corporate action of the part of the Centrock; (ii) will not constitute a default under or conflict with (A) Centrock's charter of bylaws or (B) any material agreement or other instrument to which Centrock is a party or by which Centrock is bound; (iii) will not conflict with or violate any order, judgment, decree, statute, ordinance or regulation applicable to Centrock; and (iv) does not require the consent of any person or entity, other than those that will have been obtained prior to the Closing Date.

(c) Authority. This Agreement has been duly authorized, and when executed and delivered by Centrock, will constitute valid and binding obligations of Centrock enforceable against it in accordance with their respective terms.

(d) Centrock Shares Exempt from Registration. The offering and sale of the Centrock Shares under paragraph 3(a) and (d) hereof is intended to be exempt from regi5tration under the Act by virtue of Section 4(2) of the Act and the provisions of Regulation D promulgated thereunder.

(e) Centrock Balance Sheet The Balance Sheet of Centrock fairly presents and is a true, correct arid accurate statement in all material respects of Centrock's financial condition as of the date of the Balance Sheet annexed hereto as Schedule III. The Balance Sheet is to be modified to the extent referred to in subparagraph 3 (d) hereof

(f) Centrock is not engaged in any material current or active business and to the best of its knowledge and belief there are no outstanding contracts agreements or obligations which would result in any material change in the financial or business condition of Centrock other than as herein or heretofore disclosed to Holdings and the Shareholders.

5.     Representations, Warrants and Agreements of Holdings and HEN
Shareholders.

(a) Holdings, the Shareholders and the Board of Directors of Holdings and HFN hereby acknowledge, represent, and warrant that the Agreement dated December 6, l 999 between Holdings and APR annexed hereto as
Schedule IV is in full force and effect and binding on the parties hereto and will be as of the date of Closing be an asset of HFN.

(b) HFN and SHEN are corporations duly organized and existing under laws of the Peoples Republic of China and Hong Kong, respectively, in good standing and their business and prospects are accurately reflected in the Commercial Plan of November 1999 as prepared by Holdings, and annexed hereto as Schedule II; and SHFN is a wholly-owned subsidiary of HFN.

(c) The financial statements of HFN attached hereto as Schedule V have been prepared in accordance with generally accepted accounting principles of the United States consistently applied and accurately present the financial condition of HFN as of the date of such financial statements.

(d) HFN and SHEN and their respective Board of Directors agree not to make any new commitments or incur any ob1igations or enter into any' agreements which will in any way materially affect the Commercial Plan without first obtaining the written approval from Mr. Christopher A. George who is a director of Centrock.

(e) Holdings and HFN have full corporate power and authority to enter into this Agreement on the terms and conditions set forth herein. The execution and delivery of this Agreement by HFN and Ho1dings and the consummation of the transactions contemplated hereby (i) have been duly and validly authorized and approved by all necessary regulatory and corporate action on the part of Holdings and HFN, (ii) will not constitute a default under or conflict with (a) HFN and Holding's charter or bylaws or (b) any material agreement or other instrument to which Holdings or IIFN are a party or by which Holdings or HFN are bound; (iii) will not conflict with or violate any order, judgment, decree, statute, ordinance or regulation applicable to Holdings or HFN and (iv) does not require the consent of any person or entity other than those that will have been obtained prior to the Closing Date.

(f) This Agreement has been duly authorized and when executed and delivered by HFN and Holdings will constitute valid and binding obligations of Holdings and HFN enforceable against it in accordance with their respective terms.

(g) Holdings, HFN and the Shareholders agree and acknowledge that the Three Million Two Hundred Thousand (3,200,000) shares of Common Stock of Centrock referred to in paragraph 3(d) and (e) hereof have or will be validly issued and fully paid shares of Common Stock of Centrock in accordance with such provisions of this Agreement and may not be cancelled without first obtaining the prior written consent of the original beneficial and/or record owners of such Three Million Two Hundred Thousand (3,200,000) shares of common stock.

6.    Joint Agreement of Centrock, Holdings and the HFN Shareholders.

Subject to the terms and conditions of this Agreement the parties hereto without payment or further consideration will use their good faith efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws to consummate and make effective as soon as reasonably practicable the transactions contemplated by this Agreement and the parties hereto further agree that following the Closing that they will deliver and execute all such further documents, agreements, filings and other deeds and instruments reasonably required to implement and consummate the transactions contemplated by this Agreement,

7. Representations and Warranties of HFN Shareholders. The Shareholders represent and warrant that they are the record and beneficial owners of the FWN Shares and that they own the HFN Shares free and clear of any liens, encumbrances, pledges, security interests and claims whatsoever including without limitation any claims or rights under any agreements and that upon the transfer of the HFN Shares to Centrock, Centrock will possess ownership of the entire business of14FN necessary to operate HFN as an ongoing concern and as such business is presently being conducted.

Power of Attorney. The Shareholders irrevocably constitute and appoint Mr. Li Shuzhong with full power of substitution as the true and 1awful attorney-in-fact of the Shareholders with the full power in the name of, for and on behalf of the Shareholders to effect the transfer, sale and delivery or the HFN Shares in accordance with the terms and provisions of this Agreement.

9.    Miscellaneous.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada without giving effect to principles of conflicts of law.

(b) In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute, rule of law or regulation,, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute, rule of law or regulation. Any provision hereof which may prove invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

(c) Each of the parties shall indemnify each other party against any loss, expense or damages (including reasonable attorney's fees but excluding consequential damages) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

(d) This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one instrument.

(e) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactivity or prospectively), only by a writing executed by the parties hereto.

(f) Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested or facsimile to the parties at their respective addresses first set forth above.

(g) This Agreement is not assignable by any one of the parties hereto without the prior written consent of the other parties hereto

(h) The stock certificates issued to the shareholders representing the Centrock Shares will have the following legend endorsed thereon:
"The Securities represented by this certificate haven't been registered under the Securities Act of 933, as amended, ("Act") and may not be transferred. assigned, hypothecated or pledged except in accordance with the Act and the rules and regulations promulgated under the Act.

IN WITNESS WHEREOF, Holdings, HFN, the Shareholders and Centrock have executed and dated this Agreement as of the date first written above.

Shenzhen Huading Financial
Information Holdings Co., Limited


By: /s/ Li Shuzhong
    --------------------
    Authorized Signature


Huading Financial Network Limited


By: /s/ Li Shuzhong
    --------------------
    Li Shuzhong, Director


By: /s/ Li Shuzhong
    --------------------
    Li Shuzhing, Individually and as
    Attorney-in-Fact for the Shareholders


Centrock Incorporated

By: /s/ Christopher A. George
    -------------------------
    Authorized Signature

Shareholders of HFN:



/s/ Li Huadong
--------------

/s/ Li Shuzhong
-------------------

/s/ David Yue
-------------------

/s/ Shao Quan
-------------------

/s/ Tian Aihua
-------------------

/s/ Huang Rong Ping
-------------------

Shenzhen Golden Harvestment Co., Ltd.

/s/ Li Shuzhong
-------------------
Authorized Signatory


Info-Power Investment Limited

/s/ Steven McCullogh
-------------------
Authorized Signatory

Stellar Equity Limited

/s/
-------------------
Authorized Signatory

Chengdu Huatong Information
  Consulting Co., Limited

/s/
-------------------
Authorized Signatory